                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Pegasus Systems, Inc. to the reference to us under the heading of "Selected Consolidated Financial Data" appearing in the 1998 Annual Report to Shareholders of Pegasus Systems, Inc. which is incorporated in Pegasus Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. However, it should be noted that Belew Averitt LLP has not prepared or certified such "Selected Consolidated Financial Data." We also consent to the reference to us under the heading "Experts" in such Prospectus.


Belew Averitt LLP
Dallas, Texas
December 27, 1999